As filed with the Securities and Exchange Commission on February 10, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

175 Technology Drive, Suite 150

Irvine, CA 92618

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

(Full title of the plan)

Chun K. Hong

President, Chief Executive Officer and Chairman of the Board

175 Technology Drive, Suite 150 Irvine, CA 92618

(949) 435-0025

(Address, including zip code and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,400,000	(3)	$1.75	$4,200,000	$540.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Amended and Restated 2006 Equity Incentive Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Company’s Common Stock on the Nasdaq Global Market on February 7, 2014.

(3)

Represents shares available for grant, but not yet granted as of the date of this Registration Statement, under the Plan. Shares available for issuance under the Plan were initially registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 18, 2006 (Registration No. 333-139435).

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates solely to the registration of an additional 2,400,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Netlist, Inc. (the “Company”), that may be offered and sold under the Netlist, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”).  The terms of the Plan provide that that the number of shares of Common Stock issuable pursuant to the Plan automatically increase on the first day of each calendar year by the number of shares equal to the lesser of (i) 5.0% of the issued and outstanding shares of Common Stock as of January 1 of each year and (ii) 1,200,000 shares.  This Registration Statement registers an aggregate of 2,400,000 shares of Common Stock issuable under the Plan pursuant to the foregoing provision for calendar years 2013 and 2014, consisting of 1,200,000 shares of Common Stock that became issuable on each of January 1, 2013 and January 1, 2014.

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plan are effective.  Pursuant to General Instruction E to Form S-8, the contents of the Company’s previously filed Registration Statements on Form S-8 relating to the Plan (Registration Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-165916, 333-168330, 333-173646 and 333-179776) filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2006, September 18, 2007, June 13, 2008, September 10, 2009, April 6, 2010, July 27, 2010, April 21, 2011 and February 28, 2012, respectively, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

Item 8.  Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 10 day of February, 2014.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of Netlist, Inc., hereby severally constitute and appoint Chun K. Hong and Gail Sasaki, each of them singly, our true and lawful attorneys-in-fact and agents with full power and authority to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and	February 10, 2014
Chun K. Hong	Chairman of the Board (Principal Executive Officer)

/s/ Gail Sasaki	Vice President and Chief Financial Officer	February 10, 2014
Gail Sasaki	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles F. Cargile	Director	February 10, 2014
Charles F. Cargile

/s/ Thomas F. Lagatta	Director	February 10, 2014
Thomas F. Lagatta

/s/ Claude M. Leglise	Director	February 10, 2014
Claude M. Leglise

/s/ Alan H. Portnoy	Director	February 10, 2014
Alan H. Portnoy

/s/ Blake A. Welcher	Director	February 10, 2014
Blake A. Welcher

INDEX TO EXHIBITS

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of KMJ Corbin & Company LLP.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).